Exhibit 99.2

ON SEMICONDUCTOR CORPORATION

CALL SCRIPT FOR

Q3-08 QUARTERLY CONFERENCE CALL

KEN RIZVI:

Thank you             .

Good afternoon and thank you for joining ON Semiconductor’s third quarter 2008 conference call. I am joined today by Keith Jackson, our CEO, and Donald Colvin, our CFO. This call is being webcast on the investor relations section of our website at www.onsemi.com and will be available for approximately 30 days following this conference call, along with our earnings release for the third quarter of 2008. The script for today’s call is posted on our website and will be furnished via a Form 8-K filing.

Our earnings release and this presentation include certain non-GAAP financial measures. Reconciliations of these non-GAAP financial measures to the most directly comparable measures under GAAP are in our earnings release and posted separately on our website in the investor relations section. In the upcoming quarter, we will present at the Credit Suisse Technology Conference on December 3rd.

(SAFE HARBOR)

During the course of this conference call, we will make projections or other forward-looking statements regarding future events or the future financial performance of the company. The words “believe”, “estimate”, “anticipate”, “intend”, “expect”, “plan”, or similar expressions are intended to identify forward-looking statements. We wish to caution that such statements are subject to risks and uncertainties that could cause actual events or results to differ materially. Important factors relating to our business, including factors that could cause actual results to differ from our forward-looking statements, are described in our Form 10-K, Form 10-Q’s and other filings with the SEC. The company assumes no obligation to update forward-looking statements to reflect actual results, changed assumptions or other factors.

Now, let’s hear from Donald Colvin, our CFO, who will provide an overview of the third quarter 2008 results.

DONALD…

DONALD COLVIN:

Thanks Ken, and thanks to everyone who is joining us today.

ON Semiconductor Corporation today announced that total revenues in the third quarter of 2008 were a record $581.5 million, an increase of approximately three percent from the second quarter of 2008. During the third quarter of 2008, the company reported GAAP net income of $61.2 million or $0.15 per share on a fully diluted basis. Third quarter 2008 GAAP net income included net charges of $39.2 million, or $0.10 per share on a fully diluted basis, from special items, which are detailed in schedules to our earnings release.

Third quarter 2008 non-GAAP net income was $100.4 million or $0.25 per share on a fully diluted basis.

On a mix-adjusted basis, average selling prices in the third quarter of 2008 were down approximately two percent from the second quarter of 2008.

The company’s gross margin in the third quarter including special items was 38.1 percent. Non-GAAP gross margin in the third quarter of 2008 was 41.5 percent.

Adjusted EBITDA for the third quarter of 2008 was a record $140.9 million.

We exited the third quarter of 2008 with cash and equivalents of approximately $418 million or approximately $97 million more than the second quarter. At the end of the third quarter, total days sales outstanding were approximately 44 days. ON Semiconductor total inventory was approximately $309 million or approximately 78 days which was down approximately 3 days from the second quarter. Included in our overall inventory is approximately $12 million of inventory associated with the write-up to fair value from our recent AMIS acquisition. Subsequent to the close of the quarter, we completed the acquisition of Catalyst Semiconductor. The acquisition is expected to add approximately $24 million of inventory which includes approximately $7 million of inventory associated with the write-up to fair value.

Distribution inventories were approximately 11 weeks at the end of the third quarter.

Cash capital expenditures during the third quarter of 2008 were approximately $31 million.

Now I would like to turn it over to Keith Jackson for additional comments on the business environment

KEITH…

KEITH JACKSON:

Thanks Don. Now for an overview of our end-markets.

END MARKETS

During the third quarter of 2008, our end market splits were as follows: The Computing end-market represented approximately 23 percent of third quarter 2008 sales. The Communications end-market which includes wireless and networking represented approximately 21 percent of sales. The Automotive end-market represented approximately 17 percent of third quarter sales. The Consumer Electronics end-market represented approximately 18 percent of sales. Industrial, Military and Aerospace represented approximately 17 percent of sales and Medical represented approximately 4 percent of sales.

TOP OEM CUSTOMERS

During the third quarter on a direct billings basis, no ON Semiconductor product OEM customer represented more than 4 percent of sales. Our top 5 product OEM customers were: Continental Automotive Systems, Delta, Hella, Motorola and Sony-Ericsson.

GEOGRAPHIC SEGMENTS

On a geographic basis, excluding ON Semiconductor’s historical manufacturing services revenue, our contribution from sales in Asia, represented approximately 60 percent of revenue. Our sales in the Americas represented approximately 21 percent of revenue and Europe represented approximately 19 percent of sales during the quarter.

CHANNEL BREAKOUT

Looking across the channels, sales to the distribution channel were approximately 36 percent of third quarter revenue. Direct sales to OEMs represented approximately 52 percent of revenue and the EMS channel represented approximately 12 percent of revenue.

REVENUE BREAK-OUT

During the third quarter, ON Semiconductor revenues broken out by our divisions were as follows. The Custom and Foundry Product Group represented approximately 29 percent of third quarter sales. The Standard Products Group represented approximately 22 percent of sales. The Automotive and Power Regulation Group represented approximately 20 percent of sales. The Computing Products Group represented approximately 20 percent of sales and the Digital and Consumer Products Group represented approximately 9 percent of sales. We will publish the quarterly revenue, gross margin and operating margin break-out of these divisions in our Form 10-Q filing for this quarterly period.

COMPANY/PRODUCT HIGHLIGHTS

Now, I would like to provide you with some details of other progress we’ve made.

Subsequent to the end of the third quarter of 2008, we closed the acquisition of Catalyst Semiconductor. With the combination of ON Semiconductor’s global footprint, effective channels of distribution, and top-tier customer relationships, we expect to be able to support a broader and deeper penetration of Catalyst’s overall product portfolio.

In the Computing end-market we continue to see penetration of our controllers, audio amplifiers and MOSFET products. After seeing double digit growth in the second quarter of 2008, we saw approximately 3 percent sequential growth in the third quarter. We believe we continue to gain traction and share with our analog products for both the desktop and notebook markets. In a normal environment, we would expect this to enable continued growth of our computing business in the fourth quarter. Unfortunately, our penetration of products into the desktop and notebook end-markets have been more than offset by the slowdown of build rates from our customers due to the overall economic slowdown. While it is unclear when this end-market will recover, we believe we remain solidly positioned as a leading supplier of power management chipsets in computing.

In the Consumer end-market, we saw strong sequential growth of over 25 percent from the second quarter of 2008. This growth was largely driven by game console builds for the holiday period. We have a variety of products ranging from controllers, to MOSFETs, to discrete devices to service the challenging power management requirements of this end-market and continue to maintain a solid market share position with two of the three leading game console manufacturers.

The Communications end-market, which includes the Wireless end-market and the Networking end-market, saw strong sequential growth in the third quarter of 2008 fueled primarily by the growth of our wireless products. We had record handset revenues during the quarter driven by continued penetration with four of the five leading handset OEMs as well as strong growth from a leading smart phone manufacturer. Our portfolio of over-voltage, ESD protection devices, switches and audio amplifiers saw strong demand from our customers during the third quarter.

We continue to see benefits from the acquisition of AMIS. In the third quarter we won our first design with a leading Asian handset vendor using our Belsigna 250 product with noise cancellation capabilities. This product is a complete, low-power programmable audio processing system that enhances the sound quality in embedded and portable digital audio devices and is gaining strong design momentum with our customer base.

As anticipated, we saw a slow down in our overall automotive business in the third quarter driven primarily by a more than seasonal decline of automotive sales. Given the continued global tightening of credit for large ticket items such as autos, we currently anticipate a continued slow period of sales to the automotive end-market in the fourth quarter. The appreciation of the dollar is also expected to negatively impact our European automotive revenue in the fourth quarter. Once the economic environment stabilizes, we believe we are strongly positioned with the leading automotive OEMs through our design, sales and supply chain resources along with our broad portfolio of ASICs, CAN and LIN products, motor control products, MOSFETs and discrete devices.

The industry and our customers continue to recognize our position as a leader in energy efficient products and solutions. Our GreenPoint™ reference designs along with our industry leading supply chain enable our customers to deliver energy efficient solutions while also shortening their time to market. Electronic Products China magazine presented us with a “Top 10 DC-DC 2008” award for our family of integrated switching regulators that are designed to deliver high efficiency and increased power density, enabling customers to improve power management, reduce their systems costs and simplify embedded designs. This is the sixth consecutive year that ON Semiconductor has won this award. Samsung Electro-Mechanical also honored ON Semiconductor as a Tier 1 best supplier for our outstanding achievements in meeting their challenging requirements in product quality, energy-efficient technology and supply chain efficiency. We also received the ‘3 Star Excellence Award’ from Raytheon Network Centric Systems and the ‘2008 Customer Satisfaction Award’ from Raytheon Missile Systems.

Now, I would like to turn it back over to Donald for other comments and our other forward-looking guidance —

DONALD…

DONALD COLVIN:

Thanks Keith.

FOURTH QUARTER 2008 OUTLOOK

Our September ending backlog plus normal fourth quarter seasonal turns should have pointed towards flattish revenue in the fourth quarter of 2008 versus the third quarter of 2008. However, throughout the month of October, we have seen our business conditions deteriorate for the fourth quarter. Turns activity has dried up, our distributor re-sales have slowed down and some backlog has been rescheduled from the fourth quarter of 2008 into the first quarter of 2009. Based upon current product booking trends, backlog levels, manufacturing services revenues and estimated turns levels, we anticipate that total revenues will be approximately $500 to $550 million in the fourth quarter of 2008. Over the last several weeks, we have seen a dramatic appreciation of the U.S. dollar. This change in currency negatively impacts our revenue by approximately $10 million sequentially or approximately 2 percent and is already embedded in our overall revenue guidance.

Backlog levels at the beginning of the fourth quarter of 2008 were down from backlog levels at the beginning of the third quarter of 2008 and represent over 95 percent of our anticipated fourth quarter 2008 revenues. We expect that average selling prices for the fourth quarter of 2008 will be down approximately two percent sequentially.

We expect cash capital expenditures of approximately $30 million in the fourth quarter and 2008 total cash capital expenditures of approximately $105 million. This is down from our prior guidance for capital expenditures of approximately $120 to $130 million for 2008. Given the current macro environment, we currently anticipate reducing our capital expenditures further in 2009.

For the fourth quarter, we expect GAAP gross margin of approximately 37.0 to 38.0 percent. Our GAAP gross margin in the fourth quarter will be impacted from, among others, expensing of appraised inventory fair market value step up associated with the acquisitions of AMIS and Catalyst Semiconductor. We also expect non-GAAP gross margin of approximately 39.5 to 40.5 percent. Non-GAAP gross margin excludes special items of approximately $13 million. For the fourth quarter we also expect total GAAP operating expenses of approximately $160 million to $164 million, with GAAP SG&A expenses at approximately 13 to 14 percent of sales and GAAP R&D expenses at approximately 13 percent of sales. Our GAAP operating expenses include in-process research and development associated with the Catalyst acquisition, the amortization of intangibles, stock based compensation expense, restructuring, asset impairments and other charges which total approximately 6 percent of sales. Beginning in the fourth quarter, GAAP operating expenses also include the additional operating expense from Catalyst Semiconductor of approximately $5 million. We also expect total non-GAAP operating expenses of approximately $130 million to $134 million or approximately 25 percent of sales. Non-GAAP operating expenses exclude special items such as in-process research and development associated with the Catalyst acquisition, the amortization of intangibles, restructuring, asset impairments, stock based compensation expense and other charges of approximately $30 million. We anticipate that net interest expense and other expenses will be approximately $10 to $11 million for the fourth quarter of 2008 and cash taxes to be approximately $2.5 to $3.5 million. We also expect stock based compensation expense of approximately $9 to 10 million in the fourth quarter of 2008.

Our current fully diluted share count is approximately 415 million shares based on the current stock price, which includes approximately 410 million of common stock and approximately 5 million shares related to options, convertibles and RSUs. Our currently fully diluted share count also includes approximately 13 million shares associated with the Catalyst acquisition. Further details on share count and EPS calculations are provided regularly in our 10Qs and Ks.

Over the last month, we have seen an impact on our business from the current economic headwinds and global credit tightening. Our customers have expressed more caution on their business outlook and we have adjusted our forecasts to reflect the current order trends. Given the macro economic uncertainty, we remain focused and committed to generating strong cash flows by continuing to execute on our manufacturing and operational cost reduction programs, and disciplined approach to capital expenditures. Even in this challenging environment, we believe we will generate north of $50 million of free cash flow in the fourth quarter.

With that, I would like to start the Q&A session.

Thank you and “                    ” please open up the line for questions.